Exhibit 10.2

CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS

BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTION.

CONTRACT FOR PURCHASE AND SALE OF COAL

Between

ALLIANCE COAL, LLC

And

TENNESSEE VALLEY AUTHORITY

Dated August 20, 2009

TABLE OF CONTENTS

1.	Contract Term	2

2.	Quantity	3

3.	Scheduling	7

4.	Variations, Delays, and Interruptions in Deliveries	9

5.	Source	12

6.	Price	14

7.	Sampling and Analysis	18

8.	Adjustment for Quality	20

9.	Quality and Specifications	21

10.	Contract Price Adjustments	27

11.	Remedies	29

12.	Notices	33

13.	Shipping Notices	34

14.	Transportation	35

15.	Payments, Invoices	37

16.	Weights	38

17.	Contract Administrator/Contracting Officer	40

18.	Governing Law and Venue	40

19.	Clean Air Act and Other Environmental Requirements	41

20.	Credit Evaluation and Performance Assurance	41

21.	Verification of Data, Inspection of Records and Mine Sources	44

22.	Coal Mining Reclamation and Conservation Requirements	44

23.	Intentionally Omitted	47

24.	Nonassignability; Subcontracts; Designation and Termination of Agent	47

25.	Waivers	48

26.	Officials Not to Benefit	48

27.	Small Business Policy	48

28.	Liquidated Damages for Subcontracting Plan	48

29.	Affirmative Action and Equal Opportunity	50

Page i

30.	Safety and Health	50

31.	Environmentally Acceptable Facilities; Clean Air and Water	50

32.	Certification for Contracts, Grants, Loans, and Cooperative Agreements	51

33.	Interpretation	52

34.	Business Ethics and Compliance Requirements	52

35.	Entire Agreement; Amendments	54

36.	Contract Components	55

EXHIBIT I		56

EXHIBIT II		57

APPENDIX A		58

Subcontracting Plan		62

EXHIBIT III		65

Page ii

Contract No:         CO - 0

CONTRACT FOR PURCHASE AND SALE OF COAL

THIS AGREEMENT, is made and entered into this 20th day of August, 2009, by and between TENNESSEE VALLEY AUTHORITY, a corporation organized and existing under an Act of Congress (hereinafter called “TVA”), and Alliance Coal, LLC, a limited liability company organized and existing under the laws of Delaware (hereinafter called “Alliance”).

W I T N E S S E T H:

In consideration of the mutual covenants hereinafter stated, the parties hereto agree as follows:

Definitions. “Contract Year” shall mean a twelve-month period commencing with the first day of the calendar month in which the Delivery Commencement Date (as hereinafter defined) occurs.

“Delivery Commencement Date” shall be that date set forth in Section 1 hereof for commencement of deliveries. Such date may be changed only by supplement to this contract that expressly refers to the term “Delivery Commencement Date.” The actual date of commencement of deliveries shall not affect the Delivery Commencement Date.

“Contract Administrator” shall be that TVA representative designated to administer the contract on behalf of TVA.

“Alliance’s Agent” means Alliance Coal Sales, a division of Alliance Coal, LLC, or any successor agent designated in writing by Alliance to TVA and approved by TVA, which approval shall not be unreasonably withheld. If, during the term of this Agreement, Alliance’s Agent holds itself out to TVA as having the authority to act or make decisions on Alliance’s behalf, TVA is entitled to rely on such representations without need for further inquiry, and Alliance agrees to be bound by the actions of Alliance’s agent with respect to this Agreement and agrees to indemnify and hold TVA harmless with regard to any such reliance. Hereinafter, all references to “Alliance” in this Agreement may refer to either Alliance or Alliance’s Agent as Alliance’s representative; provided, however, all obligations of Alliance herein shall be Alliance’s full and sole obligation, regardless of whether Alliance’s Agent is performing any duties with regard to such obligation.

“Destination” shall have the following meaning: Each TVA fossil-fired power plant receiving or scheduled to receive coal purchased under this contract shall be a “Destination.” The initial Destinations shall be the Paradise Fossil Plant, Widows Creek Fossil Plant or the Shawnee Fossil Plant, as elected by TVA. TVA may elect under Subsection 14.g of this contract to change or add Destinations from time to time.

“Receiving Plant” shall mean any TVA fossil-fired power plant that receives or is scheduled to receive coal purchased under this contract, whether or not such coal is transported directly to such plant or is first transported to a trans-loading or blending facility. Where the coal received by a TVA fossil-fired power plant is intended to be used only in certain generating units of the plant, because of the particular coal quality requirements of such units, such units shall be considered the “Receiving Plant.”

1.	Contract Term - Seven Year Base Term and 7 Year Extension.

a. The Delivery Commencement Date shall be January 1, 2010, and deliveries shall continue for seven (7) years from said Delivery Commencement Date, through December 31, 2016, unless terminated earlier by agreement or as otherwise provided herein; provided, however, this 7-year contract term may be extended for up to an additional seven (7) years from January 1, 2017 through December 31, 2023 (the “Extension Period”), upon mutual agreement of the parties. With respect to such

Extension Period, the parties shall consult and determine, no later than October 1, 2015, whether they intend to begin negotiations for the purpose of negotiating price and other terms and conditions or whether either party or both parties intends to allow this contract to terminate on January 1, 2017. Nothing herein is intended to require a party who has indicated an intention to begin such negotiations with respect to the Extension Period or who has participated in such negotiations hereunder to continue such negotiations if, for any reason, such party determines it is not in its interests to do so. If either or both parties decline to begin negotiations with respect to the Extension Period, this contract will terminate on January 1, 2017. If the parties have begun negotiations with respect to the Extension Period on or after October 1, 2015, this contract will terminate on January 1, 2017 unless TVA and Alliance have mutually agreed in a writing duly executed by both parties on or before March 31, 2016 to continue this contract or to continue negotiations for continuing this contract. Neither party shall be under any obligation or liability to continue this contract beyond January 1, 2017 or have any liability for refusing to do so or with respect to the Extension Period, if either party desires to terminate deliveries in accordance herewith. Any negotiations with respect to the Extension Period can include any topic or matter or any provision of the contract, including, but not limited to, the price of coal to be sold and purchased or the period of any extension of this contract after January 1, 2017, provided that in no event shall the term of this contract, including any extension period, exceed a total of fourteen (14) years.

2.	Quantity.

a. The quantity of coal to be sold and purchased hereunder during each Contract Year (the “Annual Contract Tonnage”) shall be 5.0 million tons, subject to TVA’s and Alliance’s right to reduce quantities to be delivered or as otherwise adjusted as hereinafter provided, which shall be delivered on a more or less ratable monthly basis as provided in Section 3, Scheduling. If at the expiration of the 7-year term of the contract less than the aggregate total Annual Contract Tonnage has been scheduled for delivery, or if at the expiration of any Extension Period, less than the aggregate total Annual Contract Tonnage has been scheduled for delivery, the parties may by agreement extend the term of this contract or extend the term of any Extension Period, as the case may be, for a period sufficient to permit the delivery of tonnage in an amount up to the difference between the aggregate total

Annual Contract Tonnage and the total scheduled. Neither party shall be obligated to agree to such an extension; furthermore, the failure to agree to such an extension shall not be considered a waiver by either party of any remedy available under this contract for failure of the other party to purchase or sell the quantity of coal required under this contract. This contract is not and shall not be construed as a contract for all of TVA’s coal requirements for any plant. TVA reserves the right to purchase coal from other suppliers in any amount during the term of this contract.

b. (1) TVA and Alliance may each make a one-time irrevocable election, on or after January 1, 2011, to reduce the Annual Contract Tonnage, commencing with the following Contract Year by up to one million tons. Such election shall also apply to all subsequent contract years during the 7-year term of this contract (e.g., an election made on January 15, 2012 would reduce deliveries beginning on January 1, 2013 and would also reduce deliveries each year thereafter through December 31, 2016). This one-time election shall not be exercised by either party to reduce any coal deliveries in Calendar Year 2010 and/or Calendar Year 2011, since it is the intention of the parties that the original Annual Contract Tonnage of 5.0 million tons be purchased and sold in both those years. For the sake of clarity and the avoidance of all doubt, TVA and Alliance acknowledge and agree that if each party makes the one-time irrevocable election described above in this Subsection 2.b.(1) and with respect to such election each party also elects to reduce the Annual Contract Tonnage by 1 million tons annually, then the Annual Contract Tonnage would be reduced from 5.0 million tons to 3.0 million tons and that such reduced Annual Contract Tonnage Amount would also remain subject to all of the provisions of Section 6, including but not limited to the automatic annual 1.0 million ton market price reopener procedure set forth in Subsections 6.d and 6.e

(2) An election to reduce the annual contract quantity by up to one million tons shall only be effective if the electing party provides prior written notice to the other party on or before January 31 of the year preceding the year in which such election is to take effect (e.g. notice is due on or before January 31, 2011 to reduce the contract quantity by up to one million tons annually beginning in Calendar Year 2012). Notwithstanding any other provision of this Agreement to the contrary, the parties acknowledge and agree that each party may elect, in its sole, absolute, and exclusive discretion to make a one-time election to reduce the contract quantity by an annual amount of up to one million tons and that in the event such an election is made by both parties, the annual tonnage amount may be reduced by a total of up to 2 million tons.

(3) In the event either party provides notice regarding its election to reduce the annual contract quantity pursuant to this Section 2.b, the parties shall promptly enter into good faith negotiations with respect to a per-ton price for the tons subject to such election. In the event the parties reach an agreement on a per-ton price with respect to the tons subject to such election no later than March 1st of the year in which such notice was given (the “Election Year”), the annual contract quantity to be sold and purchased hereunder shall not be reduced and the agreed to price for the tons identified in such election shall be used in the weighted average calculation under Section 6.d. to determine the new Mine Price for the following Contract Year, which agreed to price for such tons is in addition to the 1.0 million tons that are subject to the annual market price reopener commencing January 1, 2012 pursuant to Section 6.d. If the parties fail to execute a written agreement by March 1 of the Election Year with respect to the per-ton price for the tons subject to such election, then the annual quantity of coal to be sold and purchased hereunder shall be reduced by the amount of the tons subject to such election, and this agreement shall otherwise remain in full force and effect. Such reduction shall take effect on January 1 of the year following the Election Year and shall apply to each year thereafter, and the parties shall be free to offer or solicit, as the case may be, the tons subject to such election to or from third parties.

(4) TVA and Alliance may, as provided herein, each exercise its respective right to elect to reduce the contract quantity, pursuant to Section 2.b(1), one time and one time only. The election, once exercised, cannot be exercised again by the same party under any circumstances. For the sake of clarity and the avoidance of all doubt, such election, once exercised, may not be exercised again by the exercising party regardless of whether the annual contract quantity is ultimately reduced by up to one (1) million tons or reduced by fewer than one (1) million tons, or not reduced at all because the parties reached an agreement on the per-ton price for the tons subject to such election.

c. Notwithstanding the provisions of Subsections 2. a. and 2. b. above or Section 3 below, if generation of electricity at a Destination or Receiving Plant is reduced, curtailed, suspended, interrupted, or terminated (collectively, a “curtailment”) for a period of seven consecutive days or more as a result of the operating requirements of TVA’s integrated electric generating system, including considerations of economic dispatch of TVA’s generating units, TVA may, from time to time, suspend or reduce Alliance’s deliveries under this contract by a percentage equal to the percentage reduction in electric output of the plant resulting from such curtailment. If there is more than one Destination or Receiving Plant for this contract at the time of such curtailment, the suspension or reduction in deliveries shall apply only to such coal as, but for the curtailment, would have been received at the plant experiencing a curtailment based on the average weekly deliveries of coal hereunder to such plant during the six (6) months preceding the curtailment. Such suspension or reduction in deliveries may continue as long as generation at such plant is reduced, curtailed, suspended, interrupted, or terminated; provided, however, if TVA continues any such reduction or suspension for more than one hundred eighty (180) days during any twelve (12) month period and the weekly reduction or suspension during such 180 day period amounts to more than twenty-five (25%) of the quantity scheduled for delivery to TVA under the last Quarterly Forecast Delivery Schedule (as defined in Section 3.b.) prorated on a weekly basis, Alliance may notify TVA in writing, after such one hundred eighty (180) days, of (i) Alliance’s election to reduce the Annual Contract Tonnage by any amount up to the amount of coal affected by such suspension or reduction (which reduction of the Annual Contract Tonnage shall apply on a pro rata basis in the Contract Year of the election and in full in all subsequent Contract Years) or (ii) Alliance’s intent to terminate this contract ninety (90) days from the date of TVA’s receipt of such written notice, and this contract shall, upon the passing of such ninety-day period, terminate without further cost or obligation to either party, unless TVA shall have directed resumption of the suspended or reduced deliveries within forty-five (45) days of TVA’s receipt of Alliance’s notice of termination.

If the coal purchased hereunder is shipped to a blending/transloading facility for incorporation into a Blended Product or Blended Products that are constituted from (i) coal purchased hereunder and/or coal of like quality to that purchased hereunder (such coal together with coal purchased hereunder “Contract Quality Coal”) and (ii) other coal or coals of dissimilar quality (when blended with Contract Quality Coal, the “Blended Product” or “Blended Products”), which Blended Product(s) is transported to more than one TVA Receiving Plant (“Multiple Receiving Plants”), then the provisions of the preceding paragraph of this Subsection 2.c shall be applied as follows: In the event one or more of the Multiple Receiving Plants experiences a curtailment or interruption in generation as described above,

TVA shall determine the total reduction in weekly usage of Contract Quality Coal associated with the curtailment(s) or interruption(s) (“Contract Quality Coal Reduction”), and TVA may adjust downward weekly deliveries hereunder on the basis of the ratio of the Contract Quality Coal Reduction to the total quantity of Contract Quality Coal TVA has been receiving hereunder weekly for use in the Blended Product(s) based on receipts during the prior 30-day period. All provisions of this section 2.c not inconsistent with this paragraph shall apply in the case of Blended Products and Multiple Receiving Plants.

Except with respect to any reduction in the Annual Contract Tonnage or where Alliance has terminated this contract as provided in the first paragraph of this Subsection 2.c., suspensions or reductions under this Subsection 2. c. shall not affect the enforceability of this contract and, on termination of the suspension or reduction, shipments shall resume pursuant to the terms and conditions of this contract. Alliance shall have the right, but not the obligation, to require TVA to make up any tonnage not received in accordance with this section at the Mine Price in effect when the tons are delivered to TVA.

3.	Scheduling.

a. The coal shall be delivered under mutually agreed to shipping schedules. The coal shall be delivered in approximately ratable monthly quantities, to the extent practicable, taking into account each party’s loading and unloading logistics, unexpected constraints in the day-to-day operations, and stockpile management and storage capabilities. Accordingly, each party shall make reasonable efforts to accommodate changes in delivery schedules requested by the other party due to such events.

b. On or before thirty (30) days prior to the start of each calendar quarter, TVA shall provide to Alliance in writing a quarterly updated delivery schedule of TVA’s good faith estimate of monthly shipments that are to be scheduled for the following calendar quarter (“Quarterly Forecast Delivery Schedule”). Within five (5) business days following receipt of TVA’s Quarterly Forecast Delivery Schedule, Alliance shall provide to TVA in writing Alliance’s good faith estimate of shipments from the Approved Source Mines (as defined in Subsection 5.b.) to be made each month in the next calendar quarter (“Quarterly Forecast Mine Source Delivery Schedule”). On or before ten (10) calendar days prior to the month of delivery, Alliance shall provide in writing to TVA the delivery schedule for the following month, which shall contain TVA’s declared delivery schedule and Alliance’s declared shipments from the Approved Source Mines (“Monthly Shipping Notice”). Upon receipt of said Monthly Shipping Notice, unless otherwise changed by mutual agreement, TVA shall accept and Alliance shall deliver the monthly installment quantities stated therein, subject to and in accordance with the terms and conditions of this contract. In the event that Alliance ships a quantity of coal in excess of the monthly installment quantity and such excess quantity was not approved in advance by TVA, TVA may, upon written notice to Alliance, require that such excess amount be deducted from the quantities to be shipped during the following or subsequent months.

c. Notwithstanding the foregoing provisions of Subsection(s) 3.a. and 3.b., TVA shall be obligated to purchase and accept delivery of 5.0 million tons per Contract Year and Alliance shall be obligated to sell and make delivery of 5.0 million tons per Contract Year, as such quantities may be adjusted pursuant to other provisions of this contract.

d. Alliance agrees to load TVA’s carrier’s trains on arrival at Alliance’s loading point in accordance with the terms and conditions of TVA’s applicable rail transportation agreement(s), so long as such terms and conditions are provided to Alliance in advance and are in accordance with industry standards. Subject to Subsection 3.b., TVA maintains the right to coordinate all deliveries under this contract and others for the purposes of establishing a uniform delivery schedule for placement at Destinations and/or Receiving Plants.

e. Alliance shall coordinate with TVA’s rail carriers the loading of trains on the dates established under the mutually agreed to delivery schedules set forth in the Monthly Shipping Notice pursuant to Subsection 3.b. Alliance shall be responsible for any demurrage that accrues at the loading point as provided in Section 14, Transportation.

f. Alliance shall provide TVA with sixty (60) days advance written notice of the holidays and vacation periods for its operations. TVA shall not schedule deliveries during such periods, unless such deliveries are critical to the prudent operation of the Receiving Plant(s).

4.	Variations, Delays, and Interruptions in Deliveries Due to Circumstances of Force Majeure.

a. Time of delivery is of major importance to TVA. Alliance shall immediately notify TVA’s Contract Administrator of any expected deviation from the delivery schedule established in accordance with Section 3, Scheduling, of this contract and of the cause and extent of the deviation, except in the case of variations in quantity from schedule of up to five percent (5%).

b. Subject to the conditions hereinafter stated, neither party shall be liable to the other for failure to deliver or accept delivery of coal as provided for in this contract if such failure was due to supervening causes beyond its control and not due to its own negligence, and which cannot reasonably be overcome by the exercise of due diligence. Such causes shall include by way of illustration, but not limitation: acts of God or of the public enemy; insurrection; riots; strikes; nuclear disaster; partial or total outages of coal-fired units; floods; accidents; major breakdown of equipment or facilities (including, but not limited to, emergency outages of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto), such equipment and facilities to include, but not limited to, power generation, unloading, stock-out and preparation plant equipment; fires; industry-wide carrier delays or shortages of carriers’ equipment; interruptions, delays, or suspensions of transportation service(s) between the Approved Source Mines identified in Section 5.b. and any TVA plant receiving coal hereunder; embargoes; orders or acts of civil or military authority; industry-wide shortages of materials and supplies or other uncontrollable circumstances which prevent the mining, loading, transportation or delivery of coal by Alliance, including adverse geological conditions, roof falls, roof and floor intrusions, geologic pressures which trap equipment, underground flooding, aquifers and build-up of methane gas, and any other events which cause unusual or material dangers or unsafe working conditions at Alliance’s mine; the effects of Governmental Imposition (as defined in Section 10) or compliance therewith; and delays in Alliance’s ability to obtain mining permits, certificates and licenses. Nor shall TVA be obligated to accept delivery of coal hereunder to the extent that such causes wholly or partially prevent the unloading, stockpiling, preparing, or burning of coal at a Destination or Receiving Plant or unit at such plant that is receiving coal or scheduled to receive such coal at the time the cause occurs, in which case TVA shall have no obligation to consign deliveries to another destination or plant; provided, however, that if there is more than one Destination or Receiving Plant for this contract at the time such cause occurs, TVA shall be excused from taking delivery of only such coal as would have been received or scheduled to have been received at the Destination or Receiving Plant experiencing such cause based on the average weekly deliveries of coal hereunder to such plant during the six (6) months preceding the cause. Nor shall Alliance be obligated to deliver coal hereunder to the extent such causes wholly or partially prevent the mining, processing or loading of coal at an Approved Source Mine or Alternate Source that is delivering coal at the time the cause occurs, in which case Alliance shall have no obligation to make deliveries from another Approved Source Mine or Alternate Source; provided, however, that if coal is being delivered from more than one Approved Source Mine or Alternate Source at the time such cause occurs, Alliance shall be excused from delivery of only such coal as would have been delivered from the affected source had the Quarterly Forecast Mine Source Delivery Schedule then in effect remained in effect throughout the period of interruption. Nor shall the refusal of either party to settle a strike or labor dispute on terms other than it considers satisfactory preclude the strike or dispute from being considered an excusable cause. The party that did not claim force majeure (the “Non-claiming Party”) shall have the right, but not the obligation, to require the other party to make up any tonnage not delivered in accordance with this section. In the event such tonnage is rescheduled at the Non-claiming Party’s election, the price shall be: (i) the Mine Price in effect when the tons were originally scheduled to be shipped if TVA is the Non-claiming Party, or (ii) the Mine Price in effect when the tons are delivered to TVA if Alliance is the Non-claiming Party.

The foregoing notwithstanding, the following circumstances, whether or not foreseeable, shall not be considered force majeure circumstances and shall not excuse a party’s failure to deliver or accept delivery of coal as provided for in this contract: TVA’s ability to purchase coal at a price lower than the contract price; Alliance’s ability to sell the coal at a price greater than the contract price.

Either party’s delays due to delays of its contractors or subcontractors (other than for transportation services as specifically set forth in Section 4.b) will not be excusable under this provision unless the delay of the contractor or subcontractor was also due to causes beyond the control and without the negligence of the contractor or subcontractor, such as the causes listed above. The party failing to deliver or the party failing to take coal shall give written notice to the other of such failure and furnish information as to the cause and probable extent thereof within ten (10) calendar days after the failure first occurs. Said ten-day (10-day) period shall begin with the day following that on which delivery or acceptance of tonnage first becomes deficient under the established delivery schedule. Failure to give such notice and furnish such information within the time specified shall be deemed a waiver of all rights under this provision with respect to tonnage scheduled for delivery prior to the date such notice and information are actually furnished.

In the event of partial failure to deliver, take, or unload coal which is excusable under this Subsection, the parties shall prorate deliveries or receipts of coal in substantially the same proportion based upon contractual commitments affected by the failure (e.g. a fifty percent (50%) reduction in receiving or production capacity would result in a fifty percent (50%) reduction in scheduled deliveries for each supplier or consumer). During the periods TVA may experience such failures to take, unload, or burn coal, Alliance shall be permitted to sell such coal normally intended for TVA. In the case of the period during which Alliance may experience such failures to produce or deliver coal, TVA may purchase replacement coal. The party experiencing such failure shall correct such failure as soon as and to the extent reasonably practicable, provided that such failure can be corrected without a commercially unreasonable and significant capital expenditure. It is understood and agreed that whether a force majeure circumstance shall be remedied by a significant capital expenditure shall be entirely within the discretion of the party having the difficulty.

If an event of complete force majeure persists for a continuous period of one hundred eight (180) days, the party not claiming force majeure shall have the option, upon ten (10) calendar days’ prior written notice, to terminate this contract and the associated obligations of the parties hereunder (other than payment obligations for prior performance hereunder). As used in this paragraph a “complete force majeure” shall mean a failure of Alliance to schedule and deliver or a failure of TVA to accept any coal tonnage under this contract on account of a force majeure circumstance.

If the coal purchased hereunder is shipped to a blending/transloading facility for incorporation into a Blended Product or Blended Products (as defined in Subsection 2.c hereof), which Blended Product(s) is transported to more than one TVA Receiving Plant (“Multiple Receiving Plants”), then the provisions of the first paragraph of this Subsection 4.b shall be applied as follows: In the event one or more of the Multiple Receiving Plants experiences a failure to take, unload or burn a Blended Product due to causes identified in the first paragraph of this Subsection 4.b, TVA shall determine the total Contract Quality Coal Reduction, (as defined in Subsection 2.c hereof), and TVA may adjust downward weekly deliveries hereunder on the basis of the ratio of the Contract Quality Coal Reduction to the total quantity of Contract Quality Coal TVA has been receiving hereunder weekly for the Blended Product(s) based on receipts during the prior 30-day period. All provisions of this Subsection 4.b not inconsistent with this paragraph shall apply in the case of Blended Products and Multiple Receiving Plants. This paragraph shall not apply to excused failures to take coal due to events that affect transportation, receipt, unloading, or handling of coal prior to blending.

c. TVA, by providing at least thirty (30) days’ prior written notice to Alliance, shall have the right to refuse any shipments otherwise scheduled for delivery to a Destination or Receiving Plant during planned maintenance periods at such Destination or Receiving Plant. Deliveries not made during such maintenance periods shall, unless the parties otherwise mutually agree, be made up within six (6) months following the month in which the maintenance period has ended under mutually agreed to shipping schedules.

5.	Source.

a. The source of coal delivered under this contract is of major importance to TVA. The provisions of this contract pertaining to coal quality and quantity requirements, price adjustments, federal and state legislation, and other matters are directly related to the source of coal. As used in this Section 5, “Source Area” shall mean the total coal reserve areas outlined in the Specific Locations Map(s)

identified in Appendix A; provided, that, within the Source Area, only the area(s) operated and controlled by Alliance and/or its affiliates is an “Authorized Source” of coal for delivery under this contract.

b. The coal delivered under this contract shall be supplied from Alliance’s Webster County Coal, LLC Mine, Warrior Coal, LLC Mine, Hopkins County Coal, LLC Mine or White County Coal, LLC Mine (“Approved Source Mines”) at the terms and conditions specified herein; provided, however, that the quantity of coal supplied from the White County Coal, LLC Mine shall not exceed ****** tons in any Contract Year. Alliance may request TVA’s approval to include any other operation which presently or in the future is acquired, owned or controlled by Alliance as an “Alternate Source”, which approval shall not be unreasonably withheld. Prior to granting such approval and as a condition of obtaining TVA’s approval with respect to an Alternate Source, TVA may require a plant-specific test burn(s) of up to ****** tons of coal from such new source at any TVA plant that would receive coal from such Alternative Source to ensure the new source coal shall meet or exceed all of the quality specifications required under this contract and to ensure that normal operations in conformance with the design capabilities of each Receiving Plant can be readily and satisfactorily accomplished with such coal. TVA shall be under no obligation to approve such Alternate Source coal with respect to any TVA plant unless the coal from such source is approved for use in such plant by the TVA manager of the plant to which such coal is proposed to be delivered, which approval shall not be unreasonably withheld. The price of coal delivered from an Alternate Source shall be reduced, if necessary, so that TVA’s delivered cost of such coal at the Destination shall not exceed the delivered cost per mmBtu for coal to be supplied from the Approved Source Mines and shall meet all other terms and conditions of this contract. TVA reserves the right to require Alliance to furnish any information TVA deems necessary bearing on the ability of any Alternate Source to meet the requirements of this contract.

c. Alliance shall immediately notify TVA in writing of any events affecting the size or location of the Authorized Source(s) or Alternate Sources. All Authorized Sources and Alternate Sources under this contract shall be in compliance with the Federal Mine Safety and Health Act of 1977, as amended, all state and federal reclamation laws, including the Surface Mining Control and Reclamation Act of 1977, as amended, and regulations issued under such laws, except for any non-compliance that does not materially impair Alliance’s ability to perform its obligations under this Agreement. If Alliance

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

fails to comply with this requirement, whether or not coal from such Authorized Source or Alternate Source is then being delivered hereunder, TVA may exercise its rights under Section 11, Remedies.

d. Alliance expressly assumes the risk that the Authorized Source(s), and/or Alternate Source(s) approved by TVA under Subsection 5.b above, will permit the production of coal in such quantities and of such quality as will meet the requirements of this contract. Coal shall not be delivered from any other source(s), or shipped from any other origin(s), or mined by any other producer(s) or subcontractor(s).

6.	Price.

a. All coal is sold hereunder f.o.b. railcar or truck at the loading facility at the Approved Source Mine. TVA shall pay Alliance $****** for each ton of coal purchased and delivered under this Contract, plus or minus such adjustments as provided in this contract (the “Mine Price”), and provided that (i) the price for coal delivered from the White County Coal, LLC Mine shall be the Mine Price adjusted on an equivalent ****** Btu basis (e.g. Mine Price $****** X ****** Btu ÷ ****** Btu = $****** Mine Price for coal delivered from the White County Coal, LLC Mine), and (ii) the price for ****** # SO2 coal shall be the greater of (A) ****** of the then existing Mine Price or (B) the then existing Mine Price less $****** per ton. For example, if the Mine Price is $****** per ton, TVA shall pay Alliance $****** per ton, which is the higher of (A) ******% X $****** = $******, or (B) $****** - $****** = $******.

b. The then current Mine Price shall be increased by ******% per year commencing on January 1, ****** and on each January 1 thereafter.

c. In addition to adjustments that shall be made pursuant to Section 6.b., commencing on January 1, ****** and on each January 1 thereafter (the “Determination Date”), Alliance will determine the percentage change in the index ****** (“******”) by comparing the average of the index values for the ****** calendar quarters preceding the Determination Date to the average of the index values for the ****** calendar quarters preceding the Determination Date. The then existing January 1 Mine Price shall either be (i) increased by the percentage change in the ****** to the extent the percentage change exceeds ****** or (ii) decreased by the percentage change in the ****** to the extent the percentage change is less than ******%.

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

d. 1.0 million tons of the annual contract quantity will be subject to an automatic market price reopener every year commencing ****** through and including ****** (each such year being a “Reopener Year”). During the period of ****** through ****** preceding the Reopener Year (“Notice Year”), the Parties shall meet in good faith for the purpose of establishing the price for 1.0 million tons effective ****** of the Reopener Year. The new price shall not be less than ******% or more than ******% of the then current Mine Price. Within that limitation, the Parties intend that the price for the 1.0 million tons effective ****** of the Reopener Year shall be the fair market price, f.o.b. mine, that would be offered during the period of ****** through ****** of the Notice Year for 1.0 million tons of ****** # SO2 coal produced from an underground mine in the Illinois Basin to be delivered by rail commencing effective ****** of the Reopener Year and continuing through a period comparable to the then remaining contract term that applies to the 1.0 million tons for which the new price is being established as provided below (the “Market Price”):

This price reopener provision and price determination methodology shall apply irrespective of whether the Annual Contract Tonnage has or has not been reduced or any price adjustments made pursuant to Subsection 2.b.

After a new price has been determined for the 1.0 million tons effective ****** of the Reopener Year and the Mine Price for the rest of the Annual Contract Tonnage has been adjusted pursuant to Subsections 6.b and 6.c. and Subsection 2.b. if applicable, a weighted average price shall be

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

calculated for the full Annual Contract Tonnage to be delivered in the Reopener Year and shall be the Mine Price for that year and such Mine Price shall apply to all coal deliveries for that year. For the sake of clarity and the avoidance of all doubt, TVA and Alliance acknowledge and agree that the new market price for the 1.0 million tons that is determined as a result of the automatic reopener provisions of this Section 6 shall not result in the separate pricing or billing at such new market price with respect to such 1.0 million tons of coal and, instead, such new market price shall be used, and only used, as set forth above to calculate a weighted average per ton price for the Annual Contract Tonnage to be delivered during the Reopener Year, which average per ton price shall be the Mine Price for that year. If the parties are unable to agree on the new price for 1.0 million tons by ****** of the Notice Year, the determination of the new price for the 1.0 million tons will be made as set forth in Subsection 6.e.

e. If the parties are unable to agree on a new price by ****** of the Notice Year as provided in Subsection 6.d, then on ****** of the Notice Year, each party shall provide to the other in writing the party’s proposed price for the 1.0 million tons to be effective ****** of the Reopener Year (for each party, its “Proposed Price”). Each party’s Proposed Price shall not be less than ******% or more than ******% of the then current Mine Price. At any time prior to a decision by the arbitration panel as set forth below, either party may, by written notice to the other party, accept the other party’s Proposed Price and such Proposed Price shall be the price for 1.0 million tons used in the weighted average calculation to determine the new Mine Price effective ****** of the Reopener Year and the arbitration process shall be terminated.

If the parties are unable to agree on the new price, it shall be determined through binding arbitration in the manner set forth herein. The arbitration shall be conducted by a panel of three arbitrators, one arbitrator chosen by TVA, one arbitrator chosen by Alliance, and the third arbitrator (the “Third Arbitrator) chosen by the arbitrators selected by TVA and Alliance. The Third Arbitrator shall be the chair of the panel. The arbitrators shall be knowledgeable and experienced with the coal industry and with coal markets and the Third Arbitrator shall meet the standards of the American Arbitration Association with respect to impartiality and independence. The arbitrators chosen by the parties may be non-neutral and need not meet any standards of impartiality or independence. Neither party nor anyone

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

acting on behalf of a party (including an arbitrator appointed by a party) shall communicate with the Third Arbitrator or any candidate for the Third Arbitrator without the presence of the other party. Each party shall select its arbitrator by ****** of the Notice Year. If the arbitrators appointed by TVA and Alliance have not chosen the Third Arbitrator by ****** of the Notice Year, then the parties shall apply to the American Arbitration Association for appointment of the Third Arbitrator.

Fifteen (15) days following the selection or appointment of the Third Arbitrator, each party shall submit in writing to the arbitrators (with a copy to the other party) any information it considers relevant to determination of the Market Price along with a written statement setting forth the party’s position and the party’s Proposed Price. Fifteen (15) days following any such submittal by a party, the other party may submit to the arbitrators (with a copy to the other party) a written response together with any additional information the party considers relevant to determination of the Market Price. The arbitrators shall consider only the written information submitted by the parties and shall render their decision on or before ****** of the Notice Year. The arbitrators shall select either the Proposed Price submitted by TVA or the Proposed Price submitted by Alliance, whichever the arbitrators determine to be closest to the Market Price.

The decision of the arbitrators shall be by majority vote (each of the three arbitrators having one vote) and shall be final and binding, and each party hereby consents to the entry of judgment by any court having jurisdiction in the matter in accordance with the decision of the arbitrators. The price for the 1.0 million tons effective ****** of the Reopener Year and used in the weighted average calculation to determine the new Mine Price shall be the Proposed Price that is selected by the arbitrators.

Each party shall bear its own legal expenses and fees paid to its selected arbitrator, and the fees of the neutral arbitrator and any other costs of arbitration shall be shared equally between the parties.

f. In calculating the Mine Price pursuant to this Section 6, all percent change calculations shall be at two decimal places and all cost per ton calculations shall be at two decimal places. Illustrative examples of making adjustments to the Mine Price pursuant to this Section 6 are set forth in Exhibit I, attached hereto, and by reference, incorporated herein.

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

7.	Sampling and Analysis:

Alliance Sampling/Alliance Analysis.

a. Alliance or third party collected samples shall be used for the quality adjustment(s) for each quarter under Section 8, Adjustments for Quality, provided all samples for such quarter meet all criteria below:

(1)****** percent (******%) of shipments shall have been sampled and analyzed in accordance with the methods described in the latest published edition of the Annual Book of ASTM Standards. Samples must have been collected utilizing mechanical systems meeting ASTM D ******, Collection of a Gross Sample of Coal, which have been shown to be free of statistically significant bias within the past year. The bias testing procedure and precision used must be in accordance with ASTM standards. Systems will be subject to a critical inspection according to ASTM D****** at least every year.

(2) TVA shall have the right to approve any laboratory that performs analyses hereunder, and the laboratory will be subject to inspection and/or audit prior to approval, and annually thereafter if TVA elects to conduct such inspections or audits at TVA’s expense. Analysis procedures used should be as follows unless otherwise approved in writing by TVA:

Parameter	Method

Residual Moisture	ASTM D ******

Air Dry Moisture	ASTM D ******

Ash	ASTM D ******

Sulfur	ASTM D ******

Btu	ASTM D ******

(3) Sample analysis (total moisture, ash, sulfur, and Btu) and other data required by TVA to match data with shipment shall be provided to TVA in a format approved by TVA.

(4) The lot size for each sample shall be by barge load for barge coal, by trainload for rail coal, and by daily truck deliveries for truck coal.

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

(5) Analysis for each sample shall have been received by TVA by electronic data interchange within seven (7) days of collection of said sample.

(6) The sampling system shall be located in an area acceptable to TVA such that the sample collected for shipment is collected only from coal that is loaded for said shipment.

b. In the event Alliance’s mechanical sampling system at an Approved Source Mine is not operating due to mechanical, electrical, or operational failure, Alliance shall immediately notify TVA in writing after which TVA shall have the right to take samples and perform the quality analysis in accordance with the above criteria under this Subsection 7.a. of the coal delivered during the period of time that Alliance’s mechanical sampling system is not operational. If TVA does not perform the sampling and analysis for coal delivered during the period which Alliance’s sampling system is not operational, the analysis of such shipments shall be deemed to be the weighted average analysis of the previous ****** shipments from such affected Approve Source Mine.

c. Alliance agrees to ensure that all sampling equipment is properly maintained and adjusted so that each sample taken is proportionate and representative of the coal delivered. TVA or its designated representative may, at any and all times and without the necessity of providing prior notice to Alliance, observe any sampling or sample preparation performed by Alliance. Alliance shall furnish the results of bias tests on the sampling system within 30 days of the date of such tests, and the results must be acceptable to TVA. The sample system shall be bias tested (batch interval of all system components), and shown to be free of statistically significant bias, at least every twelve (12) months.

d. Alliance shall divide such samples into at least three parts and place in suitable airtight containers. Alliance will analyze the first part by Alliance’s approved laboratory and electronically transmit the results to the Contract Administrator and all other parties designated by the Contract Administrator (TVA location or otherwise) once a week. Except as provided below, Alliance’s analysis results obtained on this first part will be utilized by TVA to determine whether or not the coal covered by the sample will be unloaded at the Destination. TVA reserves the right not to unload coal until after all of the appropriate analysis is received. Alliance shall be responsible for any demurrage charges incurred by TVA as a result of Alliance’s failure to transmit the analyses when and as required. TVA may reject coal

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

based on these analyses in accordance with the terms of this contract. Within twenty-four (24) hours of coal loading, Alliance shall have the second part identified by such sample number analyzed by either Alliance’s approved laboratory or an approved third-party laboratory. The analysis results obtained from the second part shall supersede the first part sample results and will be utilized for all contract purposes, including determining the price adjustment required to compensate for the difference between the quality of the coal actually shipped and the contract Typical Analysis. The third part (“referee sample”) will be retained by Alliance, for a minimum of sixty (60) days, to be analyzed in accordance with the criteria set forth in Subsection 7.a. by an independent laboratory (to be agreed upon by TVA and Alliance) in the event of a disagreement between the parties regarding the results obtained on either of the other two parts. The results of the referee analysis will be conclusive for both parties in regard to the analysis of the sample in question. The cost of any such referee analysis shall be borne by the party that requested it.

8.	Adjustment for Quality.

a. As used in this Section 8, a “Quarterly Average Value” shall mean the weighted average value of the appropriate quality component determined from all samples collected and analyzed in accordance with Section 7 during a calendar quarter based on the tonnage represented by the samples collected and the corresponding analysis.

b. For the coal accepted in each calendar quarter, an adjustment, calculated to the nearest cent per ton and using the Mine Price, shall be applied to the contract price to account for variations in the Quarterly Average Value for as-received Btu/lb. compared to the Typical Analysis for as-received Btu. (See Exhibit II for example of calculations.)

c. For the coal accepted in each calendar quarter, an adjustment, calculated to the nearest tenth of a cent per ton at a rate of either (1) $ ****** per ton (decrease) for each percentage point the Quarterly Average Value of ash (on an as-received basis) exceeds the Typical Analysis for ash, or (2) $ ****** per ton (increase) for each percentage point the Quarterly Average Value for ash (on an as-received basis) is less than the Typical Analysis for ash, shall be applied to the contract price. The calculation shall be prorated to cover any fractional percentage. (See Exhibit I for example of calculations.)

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

d. For the coal accepted in each calendar quarter, an adjustment, calculated to the nearest tenth of a cent per ton at a rate of either (1) $ ****** per ton (decrease) for each percentage point the Quarterly Average Value of moisture exceeds the Typical Analysis for Moisture, or (2) $ ****** per ton (increase) for each percentage point the Quarterly Average Value for Moisture is less than the Typical Analysis for Moisture, shall be applied to the contract price. The calculation shall be prorated to cover any fractional percentage. (See Exhibit I for example of calculations.)

e. For coal accepted in each calendar quarter, an adjustment, calculated to the nearest tenth of a cent per ton at a rate of either (1) $****** per ton (decrease) for each tenth ( 1/10 ) of a pound per million BTUs the Quarterly Average Value of sulfur dioxide exceeds the Typical Analysis for sulfur dioxide, or (2) $****** per ton (increase) for each tenth ( 1/10) of a pound per million BTUs the Quarterly Average Value for sulfur dioxide is less than the Typical Analysis of sulfur dioxide, shall be applied to the contract price. The calculation shall be prorated to cover any fractional amount tenth ( 1/10) of a pound. (See Exhibit I for example of calculation).

f. Within forty five (45) days after the end of each calendar quarter, TVA shall submit to Alliance a report showing the Quarterly Average Values and any adjustments determined under this Section 8 of the contract. The number of tons of coal received by TVA during the calendar quarter shall be multiplied by said adjustments, and any resulting amount shall be paid promptly (or credited to the extent of any offsetting debit) to the party to whom it is due. The assessment of adjustments in accordance with the foregoing does not in any way impair TVA’s rights under the contract or at law with respect to any failure by Alliance to meet the Typical Analysis that gives rise to such adjustments.

9.	Quality and Specifications.

a. All coal delivered under this contract will be ****** # SO2 coal, except that TVA shall have the right, by providing Contractor at least 180 days prior written notice, to require that up to ****** tons of the quantity during a designated twelve month period be ****** # SO2 coal, which shall be delivered on a monthly ratable basis during such twelve month period. TVA may give such notice on more than one occasion during the term of the contract, but no part of the affected twelve month periods may overlap.

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

b. All ******# SO2 coal delivered under this contract from the Webster County Coal, LLC Mine, Warrior Coal, LLC Mine, or Hopkins County Coal, LLC Mine shall conform to the following Typical Analysis on a quarterly average as determined by sampling and analyses performed in accordance with Section 7, Sampling and Analysis.

	GUARANTEE AND TYPICAL ANALYSIS[1]		REJECTION/SUSPENSION SPECIFICATIONS[3]
Lbs. of SO2 per million Btu[2]	******	lbs.	Not more than	******	Lbs.

Total Moisture	******	%	Not more than	******	%

Sulfur (as-received max.)	******	%	Not more than	******	%

Ash (as-received)	******	%	Not more than	******	%

Btu/lb. (as-received)	******		Not less than	******

Ash fusion temperature reducing atmosphere Initial	******	ºF	Not less than	******

Softening (H=W))	******	ºF	Not less than	******	ºF

Hemispherical (H= 1/2W)	******	ºF	Not less than	******	ºF

Fluid	******	ºF	Not less than	******	ºF

Volatile Matter (dry basis)	******	%	Not less than	******	%

Grindability (Hardgrove Index)	******		Not less than	******

Chlorine (dry basis)[4]	******	%	Not more than	******	%

(1)	The Typical Analysis shall be used for the quality adjustments under Section 8.
(2)	At 97.5%.
(3)	Failure to comply with any of these specifications, other than the Chlorine specification, shall be a basis for rejections and suspensions or termination pursuant to Subsections 9.f. and 9.g.
(4)	Determination of Chlorine, for Guarantee and Typical Analysis and for Rejection/Suspension Specifications, shall be on a monthly weighted average basis of all ******# SO2

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

coal delivered, provided, however, TVA may reject any individual shipment for which the chlorine (dry basis) exceeds ******% for shipments to any plants other than Widows Creek, and for shipments to Widows Creek TVA may reject any individual shipment for which the chlorine (dry basis) exceeds ******%.

c. All ******# SO2 coal delivered under this contract from the White County Coal, LLC Mine shall conform to the following Typical Analysis on a quarterly average as determined by sampling and analyses performed in accordance with Section 7, Sampling and Analysis.

	GUARANTEE AND TYPICAL ANALYSIS[1]		REJECTION/SUSPENSION SPECIFICATIONS[3]
Lbs. of SO2 per million Btu[2]	******	lbs.	Not more than	******	Lbs.

Total Moisture	******	%	Not more than	******	%

Sulfur (as-received max.)	******	%	Not more than	******	%

Ash (as-received)	******	%	Not more than	******	%

Btu/lb. (as-received)	******		Not less than	******

Ash fusion temperature reducing atmosphere Initial	******	ºF	Not less than	******

Softening (H=W))	******	ºF	Not less than	******	ºF

Hemispherical (H= 1/2W)	******	ºF	Not less than	******	ºF

Fluid	******	ºF	Not less than	******	ºF

Volatile Matter (dry basis)	******	%	Not less than	******	%

Grindability (Hardgrove Index)	******		Not less than	******

Chlorine (dry basis)[4]	******	%	Not more than	******	%

(1)	The Typical Analysis shall be used for the quality adjustments under Section 8.
(2)	At 97.5%.
(3)	Failure to comply with any of these specifications, other than the Chlorine specification, shall be a basis for rejections and suspensions or termination pursuant to Subsections 9.f. and 9.g.

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

(4) Determination of Chlorine, for Guarantee and Typical Analysis and for Rejection/Suspension Specifications, shall be on a monthly weighted average basis of all ******# SO2 coal delivered, provided, however, TVA may reject any individual shipment for which the chlorine (dry basis) exceeds ******% for shipments to any plants other than Widows Creek, and for shipments to Widows Creek TVA may reject any individual shipment for which the chlorine (dry basis) exceeds ******%.

d. All ******# SO2 coal delivered under this contract shall conform to the following Typical Analysis on a quarterly average as determined by sampling and analyses performed in accordance with Section 7, Sampling and Analysis.

	GUARANTEE AND TYPICAL ANALYSIS[1]		REJECTION/SUSPENSION SPECIFICATIONS[3]
Lbs. of SO2 per million Btu[2]	******	lbs.	Not more than	******	Lbs.

Total Moisture	******		Not more than	******	%

Sulfur (as-received max.)	******	%	Not more than	******	%

Ash (as-received)	******	%	Not more than	******	%

Btu/lb. (as-received)	******		Not less than	******

Ash fusion temperature reducing atmosphere Initial Deformation	******	ºF	Not less than	******

Softening (H=W)	******	ºF	Not less than	******	ºF

Hemispherical (H= 1/2W)	******	ºF	Not less than	******	ºF

Fluid	******	ºF	Not less than	******	ºF

Volatile Matter (dry basis)	******	%	Not less than	******	%

Grindability (Hardgrove Index)	******		Not less than	******

Chlorine (dry basis)	******	%	Not more than	******	%

(1)	The Typical Analysis shall be used for the quality adjustments under Section 8.
(2)	At 97.5%.

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

(3) Failure to comply with any of these specifications shall be a basis for rejections and suspensions or termination pursuant to Subsections 9.f. and 9.h.

e. The coal as-received shall have a top size that falls within the range of ****** inches as a maximum and ****** inches as a minimum with not more than ****** percent (******%) of the product by weight being less than ****** inch, and the majority of the product by weight being less than ****** inch and with at least ****** percent (******%) of the product larger than ****** mesh. Such sizes shall be determined by using screens with square openings. Coal shall not exhibit a temperature in excess of ******oF, and it shall be substantially free from mining impurities and scrap such as drill bits, pieces of scrap metal or plate, plastic, rubber, rope, cloth, wire, cable, bone, slate, earth, rock, pyrite, wood, or water, that can be kept out or removed with the exercise of reasonable care during mining, preparation, and loading. It shall be loaded in a manner that will ensure reasonably uniform consistency as to size and quality and shall not contain slurry pond material (washer tailings), gob pile material (mine refuse), petroleum-coke, oxidized coal, or blends of such materials, or create excessive amounts of dust during the unloading and transferring to storage.

f. If any shipment of coal delivered fails to meet any of the applicable Rejection/Suspension Specifications in Subsection(s) 9.b., 9.c., or 9.d. on the basis of laboratory analysis or the requirements of Subsection 9.e. on the basis of visual inspection, or if the chlorine specification for any shipment of ******# SO2 coal to any plants other than Widows Creek exceeds ******% (dry basis), or if the chlorine specification for any shipment of ******# SO2 coal to Widows Creek exceeds ******% (dry basis), TVA may reject the shipment of coal at the source, loading point, Destination, or Receiving Plant prior to unloading. TVA’s acceptance of any amount of coal which does not meet these requirements shall not constitute a waiver of any right which TVA may have under this contract or as provided by law on account of the delivery of such coal. In case of rejection of any coal in accordance with this section, TVA will immediately notify Alliance of the rejection and of the cause of rejection. In the case of nonconforming coal rejected after loading, unless the cause for rejection is corrected, Alliance shall promptly remove the coal from the carrier’s equipment or from TVA premises, as the case may be, at Alliance’s expense. Alliance shall reimburse TVA for any additional transportation costs, demurrage, equipment repair or replacement costs, or handling expenses incurred by TVA in connection with any

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

such rejection or on account of receipt of such nonconforming coal. TVA shall not be under any obligation or liability to assist Alliance in any corrective actions required to remedy the cause for rejection.

g. If any ****** shipments of coal delivered in any rolling thirty (30) day period fail to meet any of the applicable Rejection/Suspension Specifications stated in Subsection(s) 9.b. or 9.c. (except chlorine) or the requirements of Subsection 9.e. (whether rejected by TVA or not), or the monthly weighted average chlorine (dry basis) for all ******# SO2 coal exceeds ******%, TVA shall have the right to refuse to accept further deliveries of ******# SO2 coal from any or all mine sources authorized under the contract until Alliance provides assurance reasonably satisfactory to TVA that Alliance will comply with the Rejection/Suspension Specifications and the Subsection 9.e. requirements. TVA will immediately notify Alliance, in writing, of the suspension and the cause of suspension. Alliance’s assurance must be given in writing within fourteen (14) days after TVA gives notice to Alliance of the beginning of such suspension. If Alliance fails to provide such satisfactory assurance within the time specified or provides such assurance but does not correct the deficiencies that resulted in Alliance’s failure to comply with any of the Rejection/Suspension Specifications or the requirements of Subsection 9.e. within fourteen (14) days after giving such assurance, TVA may then terminate Alliance’s right to make further deliveries under this contract. However, if TVA has suspended Alliance’s right to make further deliveries under the above provision ****** times during any twelve-month period, TVA shall have the immediate right, at its option, upon the ****** such violation occurring within any twelve (12) month period following the ****** such violation, to terminate Alliance’s right to make further deliveries under this contract. Alliance shall be responsible for all costs incurred by TVA resulting from Alliance’s failure to comply with the contract requirements and TVA’s remedy for any resulting deficiency in deliveries shall be in accordance with Section 11, Remedies.

h. If any ****** shipments of coal delivered in any rolling thirty (30) day period fail to meet any of the applicable Rejection/Suspension Specifications stated in Subsection(s) 9.d (whether rejected by TVA or not), TVA shall have the right to refuse to accept further deliveries of ******# SO2 coal from any or all mine sources authorized under the contract until Alliance provides assurance reasonably satisfactory to TVA that Alliance will comply with the Rejection/Suspension Specifications stated in

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

Subsection(s) 9.d. TVA will immediately notify Alliance, in writing, of the suspension and the cause of suspension. Alliance’s assurance must be given in writing within fourteen (14) days after TVA gives notice to Alliance of the beginning of such suspension. If Alliance fails to provide such satisfactory assurance within the time specified or provides such assurance but does not correct the deficiencies that resulted in Alliance’s failure to comply with any of the Rejection/Suspension Specifications stated in Subsection(s) 9.d within fourteen (14) days after giving such assurance, TVA may then terminate Alliance’s right to make further deliveries of ******# SO2 coal during the remaining nominated delivery period. Alliance shall be responsible for all costs incurred by TVA resulting from Alliance’s failure to comply with the contract requirements and TVA’s remedy for any resulting deficiency in deliveries shall be in accordance with Section 11, Remedies.

i. If the normal operations in conformance with the design capabilities of a Receiving Plant cannot be accomplished with the coal delivered hereunder, although the coal complies with the quality and size requirements of this Section 9, TVA may (i) if such Receiving Plant is the only fossil plant receiving coal hereunder, then terminate Alliance’s right to make further deliveries, and this contract shall be canceled without further obligation or liability to either party (other than payment obligations for prior performance hereunder); or (ii) if there is more than one Receiving Plant receiving coal hereunder, then reduce the schedule of deliveries and the Annual Contract Tonnage under the contract by the amount that otherwise would have been received at the affected Receiving Plant for the remainder of the contract term . In the event of such a termination or reduction in deliveries and reduction of the Annual Contract Tonnage, Alliance shall have the right of first refusal to supply any replacement coal.

10.	Contract Price Adjustments

a. The then current adjusted Mine Price of coal delivered under this contract as specified in Section 6, Price will be subject to adjustment under this Section 10.

b. ******

If the Governmental Imposition occurs after ****** and if the Governmental Imposition directly increases or decreases the cost of supplying coal to TVA hereunder, either party may provide written

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

notice of such Governmental Imposition to the other party, including (i) a description of the Governmental Imposition; (ii) an explanation of the effect of the Governmental Imposition on the cost of supplying coal under this Agreement, including but not limited to the cost increase impact of lost productivity due to complying with a Governmental Imposition; (iii) the identification of the effective date of the increase or decrease in cost; and (iv) accurate and detailed information, including any computations or data, reasonably necessary to substantiate the resulting increase or decrease to the Mine Price, and the Mine Price shall be so increased or decreased as of the effective date of the increase or decrease in cost and shall remain in effect until a new Mine Price, determined pursuant to Section 6 after the effective date of such increase or decrease, becomes effective. ****** Any increase or decrease adjustment made under the provisions of this Subsection 10.b. shall be calculated separately on a cents per ton basis at two decimal places. Any adjustment made pursuant to the provisions of this Section 10 shall be subject to TVA’s verification and audit as provided in Section 21 of this contract.

c. ******

d. ******

e. Any price increase(s) under this Section 10 shall not include payment for any portion of: Alliance’s general and administrative expenses or other corporate and overhead expenses, or indirect costs or expenses; legal expenses; fines for violation of any law or regulation; any taxes, fees, or assessments not levied directly on the mining or production of coal; or costs of or related to any Federal, State, or local sales taxes, use taxes, income taxes, property taxes, franchise or privilege taxes, employment taxes, gross receipts taxes, ad valorem taxes (on real and personal property).

f. Alliance agrees that, in the event TVA reimburses Alliance under this Section 10 for a cost incurred by Alliance and it is later determined that Alliance is entitled to recover such cost from a third party, at TVA’s written request, Alliance shall use reasonable efforts to recover such cost and upon such recovery shall reimburse TVA for amounts previously paid by TVA based on said cost. Reasonable costs incurred by Alliance in pursuing such recovery at TVA’s request shall be reimbursed by TVA; provided that where Alliance and/or other purchasers from Alliance also receive a benefit from pursuing such recovery, the cost thereof shall be equitably shared.

g. ******

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

11.	Remedies.

a. This Subsection 11.a. does not apply to a situation where another contract provision provides a different procedure, such as Subsection(s) 9.f., 9.g., 9.h. and 9.i., Subsections 11.b. and 11.c., and Section 15. If either party in good faith believes that the other has failed to comply with any term or condition of this contract, the party shall give the other oral notice, to be followed by written confirmation, of any such violation.

(i) If Alliance fails to correct a curable contract violation within ten (10) days of first notice, TVA shall have the right to suspend Alliance’s right to make further deliveries until Alliance provides adequate assurance to TVA that Alliance will comply with all provisions of this contract, such assurance to be given in writing within ten (10) days after such suspension. If Alliance fails to provide such adequate assurance within the time specified or timely provides such satisfactory assurance but Alliance does not correct the curable contract violation(s) within ten (10) days after giving such assurance, TVA shall have the right, but not the obligation, to terminate Alliance’s right to make further deliveries under this contract.

(ii) In the case of a contract violation by Alliance that is not curable (including, but not limited to, violations of Section 5, Source, of this contract or of Section 26, Officials Not to Benefit, upon providing notice as described above, TVA shall have the immediate right, but not the obligation, to terminate, or suspend for up to thirty (30) days, Alliance’s right to make further deliveries under this contract. If TVA suspends Alliance’s right to make further deliveries, then, upon expiration of said thirty-day period, TVA shall either direct Alliance to continue performance of this contract or terminate Alliance’s right to make further deliveries.

(iii) If TVA fails to correct a curable contract violation within ten (10) days of written notice, Alliance shall have the right to suspend TVA’s right to receive further deliveries until TVA provides adequate assurance to Alliance that TVA will comply with all provisions of this contract, such assurance to be given in writing within ten (10) days after such suspension. If TVA fails to provide such adequate assurance within the time specified or timely provides such satisfactory assurance but TVA does not correct the curable contract violation(s) within ten (10) days after giving such assurance,

Alliance shall have the right, but not the obligation, to terminate TVA’s right to receive further deliveries under this contract.

b. If in any Contract Year, Alliance fails to schedule or deliver the annual contract quantity of coal hereunder and such failure is not excused pursuant to Subsection 4.b. or by TVA’s failure to perform, the following shall apply:

(i)	if the deficiency resulting from such failure is less than or equal to five percent (5%) of the annual contract quantity, it shall be scheduled and delivered in the following Contract Year at the Mine Price in effect during the Contract Year of such deficiency;

(ii)	if the deficiency resulting from such failure is greater than five percent (5%) but less than or equal to fifteen percent (15%) of the annual contract quantity, TVA shall have the right to recover damages for such failure as provided in Subsection 11.d. based on the full amount of the deficiency; and

(iii)	if the deficiency resulting from such failure is greater than fifteen percent (15%) of the annual contract quantity, TVA shall have the right to exercise the remedies provided in Subsection 11.a. and recover damages as provided in Subsection 11.d.

The remedies provided in this Subsection 11.b. and Subsection 11.d. shall be TVA’s sole and exclusive remedies for Alliance’s unexcused failure to deliver the quantity of coal required under this contract.

c. If in any Contract Year, TVA fails to schedule or accept the annual contract quantity of coal hereunder and such failure is not excused pursuant to Subsection 4.b. or by Alliance’s failure to perform, the following shall apply:

(i)	if the deficiency resulting from such failure is less than or equal to five percent (5%) of the annual contract quantity, it shall be scheduled and delivered in the following Contract Year at the Mine Price in effect during the Contract Year of such deficiency;

(ii)	if the deficiency resulting from such failure is greater than five percent (5%) but less than or equal to fifteen percent (15%) of the annual contract quantity, Alliance shall have the right to recover damages for such failure as provided in Subsection 11.e. based on the full amount of the deficiency; and

(iii)	if the deficiency resulting from such failure is greater than fifteen percent (15%) of the annual contract quantity, Alliance shall have the right to exercise the remedies provided in Subsection 11.a. and recover damages as provided in Subsection 11.e.

The remedies provided in this Subsection 11.c. and Subsection 11.e. shall be Alliance’s sole and exclusive remedies for TVA’s unexcused failure to accept delivery of the quantity of coal required under this contract.

d. Subject to Subsection 11.f., Alliance shall be responsible for all costs or damages incurred by TVA resulting from Alliance’s failure to comply with the contract requirements. TVA may, at its option, purchase in the open market or by contract or otherwise procure coal to replace all or any part of that which Alliance has failed to deliver, except as provided in Subsection b. of Section 4, Variations, Delays, and Interruptions in Deliveries Due to Circumstances of Force Majeure, or that as to which Alliance’s right to deliver was terminated or suspended. Alliance shall be liable to TVA for the excess cost occasioned by such purchase(s) and any other loss or damage caused by Alliance’s breach of the contract, including, but without limitation to, liability incurred by TVA with respect to the transportation or other handling of the coal. In addition to all other means of recovery, TVA may deduct any such excess costs and damages from any amount otherwise due Alliance under this contract or otherwise.

Unless TVA determines that the following method of calculating damages is not practical and TVA notifies Alliance in writing that TVA’s damages will be calculated in some other commercially reasonable manner, (1) the weighted average price of the offered coal used for replacement coal purposes (of comparable quality under one or more contracts) which TVA purchases at the next awarding of term or spot contracts for delivery to the Receiving Plants as would be required to replace coal which was scheduled for delivery under this contract after the date Alliance’s right to make deliveries under this contract was terminated shall be deemed to be the price of coal purchased as replacement coal for Alliance’s account; and (2) for unexcused deficiencies occurring before termination or contract expiration, the weighted average price of coal (of comparable quality under one or more contracts) which TVA receives under spot contracts in the week following each such deficiency (or if none, then the first sale under spot contract following each such deficiency), for delivery to any plant in the TVA system, as equals the quantity of Alliance’s deficiency shall be deemed to be the price of coal purchased as replacement coal for Alliance’s account. If no spot coal was purchased before contract termination or expiration, TVA shall determine damages for all unexcused deficiencies in the manner provided in item (1) above, whether such deficiencies accrued before or after termination or expiration. The remedies provided in Subsection 11.b. and this Subsection 11.d. shall be TVA’s sole and exclusive remedies for Alliance’s unexcused failure to deliver the quantity of coal required under this contract.

e. Subject to Subsection 11.f., TVA shall be responsible for all costs or damages incurred by Alliance resulting from TVA’s failure to comply with the contract requirements. Alliance may, at its option, sell in the open market or by contract or otherwise sell all or any part of the coal which TVA has failed to purchase, except as provided in Subsection b. of Section 4, Variations, Delays, and Interruptions in Deliveries, or that as to which TVA’s right to purchase was terminated or suspended. TVA shall be liable to Alliance for the loss occasioned by such sale(s) and any other loss or damage caused by TVA’s breach of the contract, including, but without limitation to, liability incurred by Alliance with respect to the transportation or other handling of the coal. In addition to all other means of recovery, Alliance may deduct any such excess costs and damages from any amount otherwise due TVA under this contract or otherwise.

Unless Alliance determines that the following method of calculating damages is not practical and Alliance notifies TVA in writing that Alliance’s damages will be calculated in some other commercially reasonable manner, (1) the weighted average price of coal (of comparable quality under one or more contracts) which Alliance sells at the next awarding of term or spot contracts for the sale of coal as would be required to replace coal which was scheduled for delivery under this contract after the date TVA’s right to purchase coal under this contract was terminated shall be deemed to be the price of coal sold as replacement coal for TVA’s account; and (2) for unexcused deficiencies occurring before termination or contract expiration, the weighted average price of coal (of comparable quality under one or more contracts) which Alliance sells under spot contracts in the week following each such deficiency (or if none, then the first sale under spot contract following each such deficiency), shall be deemed to be the price of coal sold as replacement coal for TVA’s account. If no spot coal was sold before contract termination or expiration, Alliance shall determine damages for all unexcused deficiencies in the manner provided in item (1) above, whether such deficiencies accrued before or after termination or expiration. The remedies provided in Subsection 11.c. and this Subsection 11.e. shall be Alliance’s sole and exclusive remedies for TVA’s unexcused failure to accept delivery of the quantity of coal required under this contract.

f. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR OVERHEAD, WHETHER BASED UPON BREACH OF CONTRACT, NEGLIGENCE OR OTHER LEGAL THEORY, AND REGARDLESS OF THE FAULT OR THE CONCURRENT NEGLIGENCE OF THE PARTIES.

12.	Notices.

Unless otherwise provided for in the contract, any contractual notice required to be given to either party shall be given by registered, certified, or first-class mail, electronic facsimile, or e-mail, or overnight private delivery service (e.g., FedEx) to the intended party at the following address or at such changed address as may from time to time be designated in a notice similarly delivered or mailed. Notice by registered, certified, or first-class mail shall be deemed to have been received three (3) business days following the day it was sent, subject to confirmation of successful delivery. Notice by overnight private delivery service (e.g., FedEx) shall be deemed to have been received on the first business day following the day it was sent, subject to confirmation of successful delivery. Notice by electronic facsimile or e-mail shall be deemed to have been received by the close of the business day on which it was transmitted (unless transmitted after close of the business day of the recipient in which case it shall be deemed received at the close of the next business day) or such earlier time as is confirmed by the receiving party. Communications by electronic facsimile or e-mail shall be confirmed by depositing, within two business days following the day the communication was sent by electronic facsimile or e-mail, a copy of the same in the post office for transmission by registered, certified, or first-class mail, or provided to a private overnight delivery service (e.g., FedEx), in an envelope properly addressed as follows:

In the case of Alliance to:
General Manager – Contract Administration Alliance Coal, LLC 1717 South Boulder Avenue-Suite 400 Tulsa, Oklahoma 74119-4886
Phone: 918-295-7619
Electronic facsimile: 918-295-7360
E-mail: brad.shellenberger@arlp.com

In the case of TVA to:
Contract Administrator- Connie Gazaway Tennessee Valley Authority Fossil Fuels 1101 Market Street, MR 2A-C Chattanooga, Tennessee 37402-2801
Phone: 423-751-3247
E-mail: csgazaway@tva.gov

Notice sent by electronic facsimile or e-mail shall remain valid even if the same is not confirmed by the dispatch of a mailed or overnight private delivery service copy of such communication, provided the receipt of such e-mail or electronic facsimile communication is confirmed by the receiving party.

Either party may, by written notice to the other, change the representative or the address to which such notices and communications are to be sent.

13.	Shipping Notices.

a. For all coal shipped under this contract, Alliance shall forward to the Contract Administrator and all other parties (TVA location or otherwise) as designated by the Contract Administrator a daily notification as to coal shipped. This shipping notice must include the contract number, Release number, traffic control numbers, railcar/barge/truck numbers, origin, name of mine, size of coal, shipping date, and such other relevant information as TVA may from time to time require. TVA shall have the right to require Alliance to transmit all of the above-referenced information via electronic data transfer direct to TVA’s computer system. Alliance’s system must be compatible with TVA’s computer system.

b. Alliance must take whatever steps are necessary to ensure that shipping notices are received by the Contract Administrator and all other parties as designated by the Contract Administrator at least 48 hours prior to arrival of the coal at the Destination. The Destination will not unload coal until a correct shipping notice is received, and Alliance will be responsible to carrier or TVA for any demurrage charges resulting from delays due to late or incomplete notification.

14.	Transportation.

a. Transportation and cost of transportation from the f.o.b. point of sale to the Destination shall be the responsibility of TVA. Title to the coal and risk of loss and damage shall pass to TVA at the f.o.b. origin point of sale. TVA reserves the right to specify reasonable limitations on the type and size of transportation equipment, the method of transportation (including trainload lots where lots are necessary to provide the lowest transportation rate possible), and the exact routing to be used. TVA may reject any shipment made in disregard of such specifications.

b. For all coal to be delivered hereunder, it shall be Alliance’s responsibility to load the coal into carrier’s rail cars and to furnish loading devices which shall be suitable and fit for the purpose. Alliance shall be governed by carrier’s instructions regarding the height and distribution of the load, weight of cargo, and other instructions which carrier deems necessary for safe transportation. Alliance shall allow carrier’s inspection of loaded equipment to assure compliance with carrier’s loading instructions.

c. For all coal shipped, it shall be Alliance’s responsibility to visually inspect the transportation equipment prior to each loading and ascertain that the equipment is empty and suitable for loading. Any equipment found mechanically unsound for loading or contaminated with material shall not be loaded. Alliance shall not load any railcars with open doors. Alliance shall be responsible for all costs incurred by TVA, including the cost of any coal lost in transit, resulting from Alliance’s failure to comply with these requirements.

d. For all coal purchased for delivery by rail, Alliance shall be responsible for loading each car to the appropriate capacity as required by the rail carrier. In addition, each trainload shipment tendered under this contract shall be loaded to the minimum trainload weight as required by the rail carrier. Alliance’s account will be charged with any charges assessed to TVA because of Alliance’s failure to observe any minimum weight loading requirements. The gross weight of each car shall not exceed the maximum allowed by the carrier. If cars are found to be loaded in excess of such maximum, it shall be Alliance’s responsibility to correct the load at Alliance’s expense, including but not limited to, Alliance’s payment to the carrier of a per car switching charge, as well as any demurrage charges which may accrue while the car or cars await correction in load.

e. For all coal purchased hereunder, Alliance shall be responsible for any demurrage that accrues at any loading point as a result of Alliance not being prepared to load the coal. The carrier shall invoice Alliance and Alliance shall pay said carrier for all origin demurrage charges which accrue at the loading point(s). Alliance agrees to comply with the terms and conditions of TVA’s rail transportation agreement(s) with respect to loading, so long as such terms and conditions are provided to Alliance in advance and are in accordance with industry standards.

f. The explicit obligation of this contract is that it will be performed in accordance with all applicable laws. Therefore, transportation of coal by Alliance to rail loading facilities shall comply with applicable highway laws and regulations governing the weight of vehicles. If Alliance fails to comply with such laws or regulations, TVA shall have the same rights provided under Section 9, Quality and Specifications, for failure to meet the requirements thereof, including but not limited to the right to reject coal delivered in overweight trucks. To insure compliance with this provision and to help protect the roads and highways, TVA may require that Alliance furnish a copy of the “certified” truck weight ticket. Regardless of the actual weight of any truck coal received, the maximum gross weight that can be recorded for a single truck will be limited to the applicable maximum weight enforced by law. Any weight exceeding that maximum weight may be deducted from the total weight of coal used for payment purposes.

g. TVA reserves the right to ship to any plant or other location any coal purchased hereunder. For coal purchased f.o.b. railcar, TVA may, by giving prior written notice to Alliance as soon as possible but not later than thirty (30) days in advance, change the transportation mode of delivery and/or direct deliveries to another location, and if such change in mode causes an increase or decrease in loading costs borne by Alliance in performing this contract, an adjustment shall be made in the contract price to reflect the changes in such costs. TVA may change the Destination or Receiving Plant at any time without the necessity of providing notice to Alliance, although prior written notice shall be provided at least thirty (30) days in advance if the transportation mode of delivery is changed.

h. Alliance shall make commercially reasonable efforts to treat the coal with freeze control agents or other additives as directed by TVA. TVA shall reimburse Alliance for the actual cost of materials, plus ten percent as reimbursement for application costs, as applicable for application of the freeze control agents or other additives.

i. Alliance warrants that it shall have good and marketable title to coal and shall provide such coal to TVA, free and clear of all claims, liens, security interests, encumbrances, or an interest therein or thereto by any person arising prior to the transfer of title to TVA. Alliance shall indemnity, defend, and hold harmless TVA from any and all claims arising from the failure of this warranty.

15.	Payments, Invoices.

Payments under this contract are subject to the provisions of the Prompt Payment Act (31 U.S.C. Sections 3901-3907). Payments as are provided for in the contract or by law will be made by Electronic Fund Transfer (EFT). EFTs will be made not more than thirty (30) calendar days after the later of (1) receipt of a proper invoice(s) by TVA at the Accounts Payable Department, P.O. Box 15500, Knoxville, Tennessee 37901-5500 or (2) receipt and unloading of the coal at the Destination. In preparing invoices, Alliance shall multiply the number of tons delivered by the Mine Price applicable at the f.o.b. point of delivery plus or minus any adjustments that have been made effective under contract provisions.

For purposes of this provision only, “proper invoice” shall mean a numbered and dated invoice containing the complete name of Alliance, agent’s name (if any), contract number, Release number, Destination, total amount due, correct weights (as defined below), traffic control number, shipping date, mine at which the coal was produced, together with any documentation required to be submitted therewith by any other provision of the contract.

For freeze conditioning invoices, or invoices for anything other than the tons delivered at the Mine Price, the invoices should be mailed, faxed, or e-mailed to the Contract Administrator using the notification information in Section 12.

16.	Weights.

Coal will be weighed or measured by TVA, Alliance, or independent laboratory technician (using scales or other appropriate method approved by TVA) at the location where samples are collected for payment purposes. Except as specifically provided below, Alliance-provided weights will be used for contract purposes where this contract provides that Alliance samples are used for payment purposes, and TVA’s weights will be used for contract purposes when this contract provides that TVA’s samples are used for payment purposes. When Alliance-provided weights are used, said weight will be reported to TVA by electronic facsimile or as designated by the Contract Administrator for each shipment of coal hereunder. TVA shall have the right to have a representative present, at TVA’s sole risk and expense, at any and all times and without the necessity of providing prior notice to Alliance, during TVA loadings to observe determination of weights. Alliance shall notify TVA immediately upon the occurrence of inaccurate weighing or absence of actual weighing. Alliance shall confirm such notification in writing to TVA within seven (7) working days of the date of each such occurrence. Such confirmation shall identify each affected coal shipment by contract number, Release number, shipping point, traffic control number, shipping date, and car/barge/truck number(s). Alliance’s account shall be adjusted for any coal inaccurately weighed, or not weighed, such adjustment to be made at whatever time such occurrence(s) becomes known to TVA.

All scales and weighing devices used by Alliance to determine the governing weight of coal shall be certified by the appropriate regulatory authority or a railroad and shall be material tested annually by an independent third party at Alliance’s expense. Such scales and weighing devices shall comply with the National Institute of Standards and Technology Handbook 44 and shall be installed, maintained, and operated according to manufacturers’ recommendations.

If Alliance-provided weights are to be used, and Alliance fails to provide proper weights, TVA weights will be the means by which the weight of coal sold, delivered, and purchased hereunder shall be determined. Alliance shall reimburse TVA for any cost or expense charged to or incurred by TVA as a result of the absence of proper weights from Alliance, and TVA may elect to have TVA’s sampling and analysis govern for quality adjustment purposes as to any coal not properly weighed by Alliance.

While TVA may not undertake to weigh all coal received, it may at its option check weigh any coal received. In the event invoiced weights exceed TVA weights by more than one and one-half percent (1.5%) per month, TVA’s weights will govern.

Scale tests shall be performed more often than annually if reasonably requested by TVA. TVA shall be responsible for the cost of additional (more than annual) requested tests unless the results thereof show that the scale failed to conform to certification standards, in which event Alliance shall be responsible for such costs.

If Alliance’s weighing devices or methods are determined by said independent third party to be in error over 0.5%, an appropriate adjustment shall be made, either upward or downward, to the affected weights and related invoices and payments. Such adjustments shall be made retroactively to a date midway between the date on which the weighing devices were last tested and calibrated and the date on which the inaccuracy in weighing methods or devices was first questioned and prospectively until the date on which the weighing methods and devices are corrected.

If scales at the applicable mine determine the weight for less than all of the railcars in a single trainload lot, then the average railcar weight for the last three trainload lots to TVA, for trains that contained railcars all of the same capacity as the unweighed cars, shall be determined by dividing the trainload lots’ weight by the number of railcars in the trainload lots. The average railcar weight shall be multiplied by the number of railcars in the unweighed or partially unweighed trainload lot to determine the trainload lot weight.

17.	Contract Administrator/Contracting Officer.

The Manager of Coal Acquisition and Supply has designated the Contract Administrator who administers this contract for TVA to act on behalf of TVA for all purposes in the administration of this contract, such designation to continue until revoked or modified by the Manager of Coal Acquisition and Supply. The Contract Administrator shall serve as TVA’s “Contracting Officer” with respect to matters arising under terms of this contract that provide for action by the Contracting Officer.

18.	Governing Law and Venue.

a. TVA is a corporate agency and instrumentality of the United States and this Contract shall be governed by and construed under Federal law. In the event Federal law does not provide a rule of decision for any particular disagreement, the law of the State of Tennessee shall apply; provided, however, in no event shall Tennessee’s choice of law provisions apply. Unless otherwise agreed in writing, the parties shall continue to perform their obligations under this contract during the pendency of any dispute and shall not interfere with, restrict, or discourage such continuing performance, and shall continue to make undisputed payments in accordance with the terms of this contract.

b. The parties will use their best efforts to resolve disputes informally at the lowest possible levels of decision making, and consensual alternative dispute resolution processes may be used. The parties agree that any lawsuit between them that asserts a claim or claims arising out of or related to this Contract (whether sounding in contract, tort, or otherwise) shall be filed and litigated to conclusion only in the United States District Court for the Eastern District of Tennessee, and each party hereby consents to the jurisdiction and venue of that court for all such lawsuits. The Parties further agree that in any such litigation each will stipulate to have a United States Magistrate Judge conduct any and all proceedings in the litigation in accordance with 28 U.S.C. § 636(c) and Fed. R. Civ. P. 73, and each will waive any right it may have to a trial by jury.

c. This clause is not a “disputes” clause within the meaning of the Contract Disputes Act, 41 U.S.C. §§ 601-613, and this Contract is not subject to that Act.

19.	Clean Air Act and Other Environmental Requirements.

In the event of enactment, implementation, amendment, or enforcement of the Clean Air Act, as amended (the “CAA”), or any other applicable federal, state, or local air pollution control or any other applicable environmental law, rule, or requirement (including the judgment, order, or directive of any court or governmental authority with respect to the CAA or any other environmental law) which causes the continued use of the coal purchased under this contract to be inconsistent with (i) TVA’s air pollution control or other environmental strategies, as they may be modified for meeting such air pollution control or environmental requirements, or (ii) an administrative, regulatory, or judicial order, TVA may cancel this contract with no further obligation or liability hereunder or at law by giving Alliance one hundred eighty (180) days’ advance notice of such cancellation. In the case of inconsistency with TVA’s air pollution control or other environmental strategies, the parties will attempt to renegotiate the contract during such notice period to provide for delivery of coal that will be of a quality consistent with TVA’s new air pollution control or other environmental strategies. In the event the parties do not reach agreement on such a renegotiated contract within the 90-day notice period, the cancellation notice given by TVA shall remain in effect and the contract shall terminate at the end of such period. In no event will TVA be obligated to divert deliveries from any affected Receiving Plant(s) to any alternate coal-fired fossil plant in TVA’s system. As used in this Section 19, environmental laws and environmental strategies can include, but are not limited to, matters related to the CAA, the Clean Water Act, the storage and disposition of coal combustion by-products (coal ash and slag), and any Federal, State, or local laws dealing with the environment and/or the environmental impact of the operation of TVA plant(s) receiving coal under this contract.

20.	Credit Evaluation and Performance Assurance

20.1 Guaranty. Concurrent with the execution of this contract, Alliance shall furnish Performance Assurance for the protection of TVA in the form of a Guaranty from Alliance Resource Partners, L.P. (“ARLP”) (Guarantor), the parent company of Alliance, in a form attached hereto as

Exhibit III. TVA may request an increase in the Guaranty or additional Performance Assurance if the dollar amount of this contract is increased due to either an extension in the term and/or increase in the contract quantity.

20.2 Material or Adverse Change in Alliance’s Financial Condition.

a. As a condition of this contract, TVA shall have the right to deliver a written demand to Alliance, within seven (7) business days of any Material Adverse Change in ARLP’s financial condition. For the purposes of this Contract, a Material Adverse Change in ARLP’s financial condition shall consist of the following:

b. Senior unsecured debt rating of ARLP’s subsidiary Alliance Resource Operating Partners, L.P. (“AROP”) is below the level of BB- as defined by Fitch Ratings. ARLP shall provide TVA with a copy of AROP’s Fitch Ratings report on at least an annual basis, a copy of any new rating for AROP issued by Fitch Ratings and written notice to TVA at any time a credit rating is no longer issued on AROP by Fitch Ratings.

c. If there is a Material Adverse Change in ARLP’s financial condition, TVA may require Alliance to provide Performance Assurance, as outlined in Subsection 20.5, within five (5) business days, in an amount and form approved by TVA. If Alliance fails to provide Performance Assurance, then Alliance may be deemed to be in default under the terms of this Contract.

d. The Performance Assurances shall remain intact until (a) AROP’s senior unsecured debt ratings returns to the Fitch Ratings level set forth in Subsection 20.2 b. or (b) the Contract has expired, whichever occurs first.

20.3 Material or Adverse Change in TVA’s Financial Condition.

a. As a condition of this contract, Alliance shall have the right to deliver a written demand to TVA, within seven (7) business days of any Material Adverse Change in TVA’s financial condition. With respect to TVA, and for the purposes of this Contract, a Material Adverse Change shall consist of the following:

b. Senior unsecured debt ratings, by each of the three following rating services, are below the levels of, BB- as defined by Standard & Poor’s, Ba3 as defined by Moody’s Investor Service,

and BB- as defined by Fitch Ratings, or such credit ratings are no longer issued on an annual basis by each of the these three rating services.

c. If there is a Material Adverse Change in TVA’s financial condition, Alliance may require TVA to provide Performance Assurance, as outlined in Subsection 20.5, within five (5) business days, in an amount and form approved by Alliance. If TVA fails to provide Performance Assurance, then TVA may be deemed to be in default under the terms of this Contract.

d. The Performance Assurances shall remain intact until (a) TVA’s senior unsecured debt ratings returns to at least two of the three debt rating levels set forth in Subsection 20.3 b. or (b) the Contract has expired, whichever occurs first.

20.4 Ongoing Credit Evaluation & Monitoring. Both ARLP and TVA shall, upon request, provide the following to the requesting party, provided the financial information is not publicly available on its website or on EDGAR:

a. Financial Statements:

1.	Annual report on Form 10-K for the last three (3) preceding fiscal years

2.	Form 10-Q for the most recent fiscal period.

20.5 Types of acceptable Performance Assurance (“Performance Assurance”). The types of Performance Assurance that may be required by either TVA or Alliance include, but are not limited to:

a. Letter of Credit – an irrevocable Letter of Credit issued by a domestic financial institution that has a long-term unsecured debt rating by Standard & Poor’s of A- or higher, or by Moody’s Investors Service of A3 or higher

b. Cash Deposit

c. Various combinations of the foregoing or other performance assurance as determined by the requesting party

20.6 In the event the parties hereto fail to agree on the form and/or amount of Performance Assurance or different terms of payment within ten (10) business days of receipt of the requesting party’s request for Performance Assurance, then the requesting party shall have the right to withhold or suspend deliveries, or terminate this Agreement, which rights shall be the requesting party’s sole and exclusive remedies. The parties hereby acknowledge such sole and exclusive remedy rights are in lieu of any and all other rights pertaining or related to the right to demand Performance Assurance that either party may have under this Contract or law.

20.7 Notwithstanding anything to the contrary set forth in Section 20 hereinabove, a Material Adverse Change shall not be deemed to have occurred with respect to Alliance or its Guarantor, ARLP, in the event during the term of this Agreement TVA’s failure to take delivery of its minimum tonnage obligations under this Agreement or any other contract with Alliance or Alliance’s coal producing affiliates is a contributing cause to the Material Adverse Change in ARLP’s financial condition.

21.	Verification of Data, Inspection of Records and Mine Sources.

TVA, its employees, agents, or representatives, shall have the right, after prior notice and at a reasonable time to inspect Alliance’s or, if applicable, its producer’s records and mines and related facilities to verify the accuracy of the data supplied by Alliance to support its request for price adjustments or to establish Alliance’s actual cost change under section 10, Contract Price Adjustments, and for purposes of determining Alliance’s compliance with the provisions of this contract. Information obtained by TVA, its employees, agents, or representatives, in examining Alliance’s or its producer’s records or inspecting Alliance’s or its producer’s mines shall not be disclosed to third parties without Alliance’s consent, unless disclosure is ordered by a court of competent jurisdiction, is made for purposes of any litigation or proceeding (judicial, administrative, or investigatory) involving this contract, or is otherwise required by law.

22.	Coal Mining Reclamation and Conservation Requirements.

The following TVA reclamation and conservation requirements are applicable to all contracts for the purchase of coal:

22.1 TVA Policy On Areas From Which Coal Will Be Procured: Coal Mining - Land and Water Resource Protection. TVA accepts no coal mined from locations in or near areas officially designated by state or federal agencies, or identified by TVA, as wild or scenic river areas, wild, wilderness, natural, scenic, public recreation areas or under study pursuant to legislative authority for any such official designation, except where special circumstances exist. No coal will be accepted from locations in or near areas designated under legislative authority as potential sites for the above uses unless, after coordination with the appropriate agencies, TVA determines that the coal can be mined without substantially adversely affecting the area’s potential for such use. In such cases and also in cases involving offerings of coal from mines in or near other visually important areas such as major highways or population centers, special provisions designed to protect aesthetic values may be incorporated in the purchase contracts. No coal will be accepted from areas in which, in TVA’s judgment, mining would adversely affect a public water supply and such adverse effect cannot be avoided by proper reclamation.

22.2 Alliance agrees that all sources of coal delivered shall be in full compliance with all state and federal reclamation laws, including the Surface Mining Control and Reclamation Act of l977 and all regulations issued thereunder. A violation of any such law or regulation that materially impairs Alliance’s ability to perform its obligations under this contract and is not promptly remedied shall constitute a breach of contract, entitling TVA to exercise its remedies as provided for in this contract or by law. TVA will not accept coal mined from any source, stockpile, or otherwise during any period when the source is subject to a cessation order issued by the Office of Surface Mining and Reclamation (OSM) or any state reclamation enforcement agency for violation of reclamation requirements (“Cessation Order”), and in the event that any Approved Source Mine or Alternate Source Mine is subject to such Cessation Order for a period of one hundred eighty (180) consecutive days, TVA may, thereafter, elect to terminate this contract upon, upon thirty days prior written notice to Alliance

22.3 Coal which is not delivered due to such cessation order or suspension shall not be considered excusable, and TVA may purchase replacement coal for Alliance’s account. If, upon appeal by Alliance under OSM’s or the appropriate state’s regulations, a cessation order is held to have been improperly issued, Alliance shall not be liable for the cost of replacement coal, and any coal not delivered due to the order or suspension may, at Alliance’s option, be canceled or rescheduled upon delivery terms reasonably acceptable to TVA. This constitutes Alliance’s exclusive remedy against TVA in the event of a wrongful issuance of a cessation order by OSM or a state agency.

22.4 TVA reserves the right to require and Alliance agrees to perform over and above the requirements specified by law any special or additional reclamation work which TVA deems necessary to ensure that the mining operation complies with TVA’s overall policy for protection and enhancement of the environment. Any such special or additional reclamation work shall be subject to the approval of the U.S. Office of Surface Mining, or a related agency having jurisdiction over the matter. TVA agrees to compensate Alliance for the performance of such work in an amount to be mutually agreed upon before the commencement of work. No work performed by Alliance shall be deemed special or additional reclamation work for the purposes hereof unless it is so designated in writing by the Contract Administrator.

22.5 TVA, its agents, and assigns shall have the right to enter upon any of the land affected by Alliance’s mining operation, at any time and without the necessity of giving notice, for any purpose related to enforcing these reclamation and conservation requirements or to observe mining or reclamation completed or in progress. Alliance shall also provide reasonable access to its mining operations for TVA’s field inspections staff, during normal business hours, with respect to any matter related to this contract.

22.6 TVA will not accept coal from sources mined under the l6-2/3 percent exemption allowed under P.L. 95-87, unless it can be documented that the source will be mined and reclaimed to the performance standards established under P.L. 95-87, and furthermore, that the operation has the concurrence of the coal mining and regulatory (primacy) authority established by this law in the state from which the coal is to be mined.

23.	Intentionally Omitted.

24.	Nonassignability; Subcontracts; Designation and Termination of Agent.

24.1 Neither party shall assign this contract without prior written consent of the other party, and any consent to an assignment shall not be construed as a waiver of this provision with regard to any subsequent assignment. TVA shall not sell, resell, or otherwise transfer coal purchased under this contract to any third party (ies).

24.2 Notwithstanding the foregoing, either party, upon thirty (30) days written notice and without the need for consent from the other party (and without relieving itself from any liability hereunder), may (a) transfer, pledge, encumber or assign this contract or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangement or (b) transfer or assign this contract to a company owned or controlled by the assignor or the assignor’s parent holding company, provided however, that in each such case (i) any such assignee shall agree in writing to be bound by the terms and conditions hereof, and (ii) no such assignment shall in any way relieve the assignor from liability for full performance under this contract. Further, either party may transfer or assign this contract to any person or entity succeeding to all or substantially all of the assets of such party, upon receiving approval from the other party as given in its sole discretion.

24.3 No designation of any agent by Alliance to submit invoices, receive payments, or take any other action in connection with the performance or administration of this contract shall be effective or recognized by TVA until Alliance has given written notice of such designation and TVA has given Alliance specific written notice of its approval thereof.

24.4 If Alliance notifies TVA in writing of the termination of any agent that Alliance may have previously designated to administer this contract on its behalf, TVA may thereafter rely on such notice of termination in all dealings with Alliance or a successor agent.

25.	Waivers.

No waiver of any breach of this contract shall be held to be a waiver of any other breach. Unless a remedy is expressly designated as exclusive, all remedies afforded under the contract shall be in addition to every other remedy provided herein or by law.

26.	Officials Not To Benefit.

No member of or delegate to Congress or Resident Commissioner, or any officers, employee, special Government employee, or agent of TVA shall be admitted to any share or part of this contract or to any benefit that may arise therefrom unless it be made with a corporation for its general benefit; nor shall Alliance offer or give, directly or indirectly, to any officer, employee, special Government employee, or agent of TVA any gift, gratuity, favor, entertainment, loan, or any other thing of monetary value, except as provided in 5 C.F.R. part 2635. Breach of this provision shall constitute a material breach of this contract and TVA shall have the right to exercise all remedies provided in this contract or at law.

27.	Small Business Policy.

The requirements of 15 U.S.C § 637(d) are incorporated by reference.

28.	Liquidated Damages for Subcontracting Plans.

28.1 Failure to make a good-faith effort to comply with the subcontracting plan, as used in this clause, means a willful or intentional failure to perform in accordance with the requirements of the subcontracting plan approved under 15 U.S.C. 637(d) or willful or intentional action to frustrate the plan.

28.2 Performance shall be measured by applying the percentage goals to the total actual subcontracting dollars or, if a commercial plan is involved, to the pro rata share of actual subcontracting dollars attributable to Government contracts covered by the commercial plan. If, at contract completion, or in the case of a commercial plan, at the close of the fiscal year for which the plan is applicable, Alliance as failed to meet its subcontracting goals and the Contracting Officer decides in accordance with Subsection 28.3 that Alliance failed to make a good-faith effort to comply with its subcontracting plan, Alliance shall pay TVA liquidated damages in an amount equal to the actual dollar amount by which Alliance failed to achieve each subcontract goal.

28.3 Before the Contracting Officer makes a final decision that Alliance has failed to make such good-faith effort, the Contracting Officer shall give Alliance written notice specifying the failure and permitting Alliance to demonstrate what good-faith efforts have been made. Failure to respond to the notice may be taken as an admission that no valid explanation exists. If, after consideration of all the pertinent data, the Contracting Officer finds that Alliance failed to make a good-faith effort to comply with the subcontracting plan, the Contracting Officer shall issue a final decision to that effect and require that Alliance pay the government liquidated damages as provided in paragraph b. of this section.

28.4 With respect to commercial plans, i.e., company-wide or division-wide subcontracting plans, the Contracting Officer of the agency that originally approved the plan will exercise the functions of the Contracting Officer under this clause on behalf of all agencies that awarded contracts covered by that commercial plan.

28.5 Alliance shall have the right of appeal, under the section in this contract titled DISPUTES, from any final decision of the Contracting Officer.

28.6 Unless a sole and exclusive remedy is otherwise specifically provided for herein, liquidated damages shall be in addition to any other remedies that either party may have, subject to Subsection 11.f.

29.	Affirmative Action and Equal Opportunity.

To the extent applicable, this contract incorporates by reference the “Equal Opportunity” for Special Disabled Veterans and Veterans of the Vietnam Era clause, 41 C.F.R. § 60-250.5; the “Equal Opportunity for Workers with Disabilities” clause, 41 C.F.R. § 60-741.5; and the “Equal Opportunity” clause, 41 C.F.R. § 60-1.4.

30.	Safety and Health.

All sources supplying coal purchased under this contract shall be in full compliance with the Federal Mine Safety and Health Act of l977 and regulations issued thereunder, except for any non-compliance that does not materially impair Alliance’s ability to perform its obligations hereunder. Failure to comply shall constitute a breach of contract, permitting TVA to exercise its remedies under this contract or as provided by law.

31.	Environmentally Acceptable Facilities; Clean Air and Water.

Alliance hereby stipulates and agrees as follows:

(l) Alliance certifies that performance of this contract will not involve the use of any facility or facilities which have given rise to a conviction under Section 113(c) of the Clean Air Act (42 U.S.C. 7413(c)) or Section 309(c) of the Federal Water Pollution Control Act (33 U.S. C. 1319(c).

(2) Alliance will comply with all the requirements of Section ll4 of the Clean Air Act and Section 308 of the Federal Water Pollution Control Act relating to inspection, monitoring, entry, reports, and information, as well as all other requirements specified in Section ll4 and Section 308 of the Clean Air Act and the Federal Water Pollution Control Act, respectively, and all regulations and guidelines issued thereunder in its performance of this contract.

(3) Alliance will notify TVA of any conviction under Section 113(c) of the Clean Air Act or Section 309(c) of the Federal Water Pollution Control Act involving a facility to be utilized for this contract.

32.	Certification for Contracts, Grants, Loans, and Cooperative Agreements.

Alliance’s representative, by signing this contract, certifies, to the best of his or her knowledge and belief, that:

(1) No Federal appropriated funds have been paid or will be paid by or on behalf of Alliance to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the awarding of this contract or the extension, continuation, renewal, amendment, or modification of this contract.

(2) If any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a member of congress, an officer or employee of Congress, or an employee of a member of Congress in connection with this Agreement, Alliance shall complete and submit Standard Form-LLL, “Disclosure of Lobbying Activities,” in accordance with its instructions.

This certification is a material representation of fact upon which reliance was placed when this contract was made or entered into. Submission of this certification is a prerequisite for making or entering into this contract imposed by 31 U.S.C. 1352. Any person who makes an expenditure prohibited under paragraph (1) of this clause or who fails to file or amend the disclosure form required to be filed or amended by paragraph (2) of this clause shall be subject to civil penalties as provided for by 31 U.S.C. 1352.

33.	Interpretation.

The terms of this contract have been arrived at after mutual negotiation by the parties and, therefore, it is the intention of the parties that its terms not be construed against any party by reason of the fact that it was drafted by or substantially drafted by one of the parties.

34.	Business Ethics and Compliance Requirements

(a) Definitions - As used in this Section 34 -

“Agent” means any individual, including a director, officer, employee, or an independent contractor authorized to act on behalf of Alliance.

“Principal” means an officer, director, owner, partner, or a person having primary management or supervisory responsibilities within a business entity (e.g., general manager; plant manager; head of a subsidiary, division, or business segment; and similar positions).

“Subcontract” means any contract entered into by a subcontractor to furnish supplies or services for performance of a prime contract or a subcontract.

“Subcontractor” means any supplier, distributor, vendor, or firm that furnished supplies or services to or for a prime contractor or another subcontractor.

(b) Code of Business Ethics and Conduct - (1) Alliance maintains a “Policy Statement on Conflicts of Interest and Irregularities” and will make a copy of the policy available to each employee engaged in performance of the contract.

(2) Alliance shall (i) exercise due diligence to prevent and detect criminal conduct; and (ii) otherwise promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law.

(c) Disclosure Requirements - (1) Alliance shall timely disclose , in writing, to TVA’s Office of Inspector General, with a copy to the Contracting Officer, whenever, in connection with the award, performance, or closeout of this contract or any subcontract thereunder, Alliance has credible evidence that a principal, employee, agent, or subcontractor of Alliance has committed (A) a violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in title 18 of the United States Code; or (B) a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733); provided that if Alliance has credible evidence that the Contracting Officer is implicated in such violation of Federal criminal law, the written disclosure shall be made to TVA’s Office of Inspector General, with a copy to The Executive Vice President of Power Supply and Fuels

(2) TVA, to the extent permitted by law and regulation, will safeguard and treat information obtained pursuant to Alliance disclosure as confidential where Alliance has marked the information as “confidential”, “proprietary”, “sensitive”, or with words of similar meaning and effect. To the extent permitted by law and regulation, such information will not be released by TVA to the public pursuant to a Freedom of Information Act request, 5 U.S.C. § 552, without prior notification to Alliance. TVA may transfer documents provided by Alliance to any department or agency within the Executive Branch if the information relates to matters within the organization’s jurisdiction.

(d) Nothing in this Section 34 shall be construed as (i) requiring Alliance to waive its attorney-client privilege or the protections afforded by the attorney work product doctrine; (ii) requiring any officer, director, owner, or employee of Alliance, including a sole proprietor, to waive his or her attorney client privilege or Fifth Amendment rights; (iii) restricting Alliance from conducting an internal investigation, or defending a proceeding or dispute arising under the contract or related to a potential or disclosed violation.

(e) Subcontracts - (1) Alliance shall include the substance of this Section 34, including this paragraph (e), in subcontracts issued in connection with this contract that have a value in excess of five million dollars ($5,000,000) and a performance period of more than one hundred twenty (120) days; and (2) In altering this Section 34 to identify the appropriate parties, all disclosures of violation of the civil False Claims Act or of Federal criminal law shall be directed to TVA’s Office of Inspector General, with a copy to the Contracting Officer; provided that if a subcontractor has credible evidence that the Contracting Officer is implicated in such violation of Federal criminal law, the written disclosure shall be made to TVA’s Office of Inspector General, with a copy to The Executive Vice President of Power Supply and Fuels.

35.	Entire Agreement, Amendments.

a. This contract embodies the entire agreement between TVA and Alliance and supersedes all other communications, either oral or written. The parties shall not be bound by, or be liable for any statement, representation, promise, inducement or understanding not set forth in writing in this contract. All prior understandings, terms, or conditions are deemed to be merged in this Agreement. No amendments or modifications of this contract shall be valid or of any force or effect unless such modification or amendment is incorporated into the contract in writing in accordance with Subsection b. below.

b. No term, provision, covenant, or condition of this contract or of any amendment or supplement to this contract may be terminated, amended, modified, or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by TVA and Alliance. For the avoidance of all doubt, this contract or any amendment or supplement to this contract may not be terminated, amended, modified or compliance therewith waived by any oral statement or oral agreement or understanding of the parties or by any exchange of e-mail communications between the parties or by any combination of such oral statements and e-mail communications.

36.	Contract Components.

Appendix A (Coal Producer’s Statement(s) and Specific Location Map(s)); Exhibit I (Example Calculation of Price Adjustment Pursuant to Section 6); Exhibit II (Example Calculation of Price Adjustment for Quality Variations); and the Subcontracting Plan are attached hereto and made a part hereof.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the aforesaid date by their duly authorized representatives.

WITNESS:	Alliance Coal, LLC

/s/ Timothy J. Whelan	By:	/s/ Robert G. Sachse
Signature

	Title:	Executive Vice President

WITNESS:	Tennessee Valley Authority

/s/ J. Michael Hendon	By:	/s/ Ben A. Jones
Signature

	Title:	Fuel Buyer

EXHIBIT I

TVA Alliance Price Calculation Example for Illustrative Purposes Only

******

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT II

EXAMPLE CALCULATION OF PRICE ADJUSTMENT

FOR QUALITY VARIATIONS

Assume:	Typical Analysis	Qtrly. Avg. Value

Btu/lb. (as-received)	******	******
Ash (as-received)	******%	******%
Total Moisture	******%	******%
SO2 in lbs./mmBtu at 97.5%	******	******

Total Tons Received equals ******

Price equals $******

Ash Adjustment Increase/Decrease is $****** per percentage point

Moisture adjustment increase/decrease is $****** per tenth of a percent

SO2 adjustment increase/decrease is $****** per tenth of a lb.

Btu example for Subsection 8.b.

Btu Adjustment =	(Quarterly Average Value - Typical Analysis) X Price
Typical Analysis

Btu Adjustment =	( ******—******) X $******
******

Btu Adjustment Increase = $****** per ton

Ash example for Subsection 8.c.

Ash Adjustment decrease = (Quarterly Average Value—Typical Analysis) X Adjustment

Ash Adjustment decrease = (****** – ******) X $******

Ash Adjustment decrease = $****** per ton

Moisture example for Subsection 8.d.

Moisture Adjustment decrease = (Quarterly Average Value – Typical Analysis) X Adjustment

Moisture Adjustment decrease = ((****** – ******)) X $******

Moisture Adjustment decrease = $****** per ton.

SO2 example for Subsection 8.e.

SO2 Adjustment increase = (Quarterly Average Value – Typical Analysis) X Adjustment

SO2 Adjustment increase = ((****** – ******) X ******) X $******

SO2 Adjustment increase = $****** per ton.

******	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

APPENDIX A

COAL PRODUCER’S STATEMENT AND SPECIFIC LOCATION MAP

Hopkins County Coal, LLC.

Webster County Coal, LLC.

White County Coal, LLC.

Warrior Coal, LLC.

TENNESSEE VALLEY AUTHORITY

SUBCONTRACTING REPORT – GOALS

COMPLETE THIS FORM FOR CONTRACT INDIVIDUAL SUBCONTRACTING PLANS

CONTRACT NAME:	Alliance Coal, LLC
ADDRESS:	1717 S. Boulder Ave, Suite 400, Tulsa, OK 74119

CONTRACT NUMBER:

		Planned Goals for Program
		Percent of Contract Expenditures - GOALS
	Of the amount billed TVA on this contract:

(a)	Percentage for OTHER SMALL BUSINESS Concerns Subcontracts	14.0%

(b)	Percentage for SMALL DISADVANTAGED BUSINESS (SDB) Concerned Subcontracts	0.10%

(c)	Percentage for SMALL WOMAN-OWNED BUSINESS (SWB) Concerned Subcontracts	1.0%

*(d)	Percentage for Qualified HUB Zone Business (HUB) Concerns Subcontracts	0.2%

*(e)	Percentage for SMALL Veteran-Owned Business (SVB) Concerns	0.9%

Subcontracting Administrator:	Brad Shellenberger	Date:	8-11-2009

Telephone	918-295-7619

E-mail Address:	Brad.shellenberger@arlp.com

* Planned reporting Periods:	1st Quarter - October 1, to December 31
2nd Quarter - January 1, to March 31,
3rd Quarter - April 1, to June 30,
4th Quarter - July 1, to September 30,